Exhibit 99.2

CONSENT OF Wedbush SECURITIES Inc.

We hereby consent to the inclusion of our opinion letter dated November 1, 2021 to MREC Management, LLC as Annex C to, and the description and summarization of the opinion letter in, the prospectus and joint proxy statement which forms a part of the Registration Statement on Form S-4 of Ready Capital Corporation, as filed with the Securities and Exchange Commission, and the references to our firm and such opinion letter in such prospectus and joint proxy statement.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rule and regulations of the Securities and Exchange Commission thereunder.

Dated: January 7, 2022

/s/ Wedbush Securities Inc
Wedbush Securities Inc.

1000 Wilshire Blvd. Los Angeles, CA 90017
213.688.8000 / https://www.wedbush.com/
Wedbush Securities, Inc., member New York Stock Exchange/SIPC